EXHIBIT 99.1
Encore Acquisition Company replaces 318% of 2005 production and increases proved reserves by 13%
FORT WORTH, Texas—(BUSINESS WIRE)—January 30, 2006
Encore Acquisition Company (NYSE:EAC) today announced that estimated proved oil and gas reserves increased by 13% to 196 million barrels of oil equivalent (“BOE”) as of December 31, 2005. Oil reserves accounted for 76% of total proved reserves, and 71% of total proved reserves are developed. The estimated pretax present value of Encore’s reserves increased by 65% to over $2.6 billion (using a 10% discount rate and constant year-end prices of $61.04 for oil and $9.435 for natural gas). Based on fourth quarter 2005 production of 30,654 BOE per day, Encore’s ratio of reserves to production is approximately 17 years for total proved reserves and 12 years for proved developed reserves.
During 2005, Encore replaced 318% of the 10.4 million BOE it produced. In total, Encore added 33.0 million BOE at a reserve replacement cost of $17.39 per BOE. The development program added 18.2 million BOE (176% of production) at a cost of $17.91 per BOE, while acquisitions added 14.8 million BOE (142% of production) at a cost of $16.75 per BOE.
Over the last three years, Encore has replaced 345% of its production at an average cost of $12.19 per BOE. Over the same period, Encore’s development projects replaced 188% of production at an average cost of $11.89 per BOE, while acquisitions replaced 157% of production at an average cost of $12.54 per BOE.
Jonny Brumley, President and CEO, stated, “Higher drilling and completion costs in 2005 led to upward pressure on finding costs. Additionally, Encore focused on developing the Overton Field, a 2004 acquisition with a high PUD reserve base. While this development contributed to Encore’s 15% production growth in 2005, it did not add appreciably to the proved reserve base. Despite these higher finding costs in 2005, reserve values continue to climb, and we are generating substantial cash flow at current prices. We are pleased to show yet another year of strong reserve replacement through Encore’s tried and true techniques: improved oil recovery, horizontal drilling, and disciplined acquisitions.”
The success of the 2005 development program underscores Encore’s established track record of managing improved oil recovery projects. In the Cedar Creek Anticline (“CCA”) of eastern Montana and western North Dakota, Encore continued to implement its tertiary recovery project, known as high-pressure air injection (“HPAI”). At Pennel, Encore has completed the implementation of Phase 2, and is now working on implementing Phase 3. As a result, an additional 3.2 million BOE of proved reserves were added at Pennel.
In addition to undertaking HPAI projects, the 2005 program included other improved oil recovery programs in the CCA. Following the success of the Pennel B Unit waterflood enhancement, which showed remarkable production response in 2005, Encore has continued working on waterflood projects across the CCA region. Waterfloods at Coral Creek, Gas City, and South Pine are in the process of redevelopment. Accordingly, 5.4 million BOE of proved reserves attributable to waterflood enhancement were added in the CCA.
Outside the CCA, there have been a number of improved oil recovery projects and conventional drilling activities underway. Improved oil recovery in the form of a CO2 flood added 1.5 million BOE at Aneth Field in southeastern Utah. In the Anadarko and Arkoma Basins of Oklahoma, conventional drilling added 1.1 million BOE of extensions and discoveries. In the Permian Basin, 3.1 million barrels were added organically, of which 1.5 million BOE resulted from waterflood enhancements and 0.5 million BOE from conventional drilling at the Fuhrman-Nix Field in West Texas.
“In 2006, our development budget is anticipated to total approximately $320 million in capital expenditures,” continued Jonny Brumley. “The budget projects finding and development costs between $14.50 and $16.50 per BOE, and does not account for future acquisitions.”

Summary of Changes in Proved Reserves	MBOE
Reserves at December 31, 2004	173,053
Acquisitions of minerals-in-place	14,796
Development, net of revisions	18,230
Production	(10,381)

Reserves at December 31, 2005	195,698

Summary of Costs Incurred in 2005	(in thousands)
Acquisitions	$247,895
Development and exploration	326,520

Total costs incurred	$574,415

Encore’s proved reserve estimates for 100% of its properties were prepared by Miller and Lents, Ltd., independent petroleum engineers. Reserve replacement was calculated by dividing the sum of reserve extensions, discoveries, improved recovery, acquisitions, and revisions by production. Reserve replacement cost was calculated by dividing the sum of development, exploration and acquisition costs by the sum of reserve extensions, discoveries, improved recovery, acquisitions, and revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves were not included in the calculation of costs incurred.
About the Company:
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected finding and development costs; the expected level and focus of the Encore’s capital expenditures; expected reserve and production growth; expectations regarding secondary and tertiary recovery techniques (including the expected timing, costs and results thereof); future operating results; and any other statements that are not historical facts. Management’s assumptions and Encore’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties completing and integrating acquisitions; complications resulting from increasing the scope and geographic diversity of Encore’s operations; inaccuracies in the assessment of reserves or daily or annual production; inaccuracies in Encore’s assumptions regarding the expected revenues, lease operations expense, production taxes and other items of income and expense; possible inaccuracies in the budgeting process; changes in the amount, nature, and timing of capital expenditures and the drilling of wells; difficulties in predicting the timing and amount of future production of oil and natural gas; operating hazards; increases in operating costs and other expenses; difficulties in marketing or hedging oil and natural gas; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Encore Acquisition Company, Fort Worth
L. Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812